KIRKPATRICK & LOCKHART LLP                      1800 Massachusetts Avenue, NW
                                                Suite 200
                                                Washington, DC  20036-1221
                                                202.778.9000
                                                202.778.9100 Fax
                                                www.kl.com

                                December 20, 2002



First Investors Series Fund II, Inc.
95 Wall Street
New York, New York  10005

Ladies and Gentlemen:

         We have acted as counsel to First Investors Series Fund II, Inc., a Maryland corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 37 to the Company's Registration Statement on Form N-1A (File Nos. 033-46924; 811-06618) (the "Post-Effective Amendment"), registering an indefinite number of Class A and Class B shares of common stock, par value $0.001 per share (the "Shares"), of First Investors Value Fund (formerly First Investors Utilities Income Fund), First Investors Mid-Cap Opportunity Fund, First Investors All-Cap Growth Fund, First Investors Growth & Income Fund and First Investors Focused Equity Fund, each a series of the Company, under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Company's Articles of Incorporation, as amended (the "Articles"), and By-Laws and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have further assumed that, as of any date of determination, the number of issued and not retired Class A and Class B Shares of each of the above-named series will not exceed the number of such shares authorized to be issued under the Articles. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Company; and

First Investors Series Fund II, Inc.
December 20, 2002
Page 2

         2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

         This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.


                                                  Very truly yours,



                                                  /s/ Kirkpatrick & Lockhart LLP
                                                  ------------------------------
                                                  Kirkpatrick & Lockhart LLP